UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VistaOne, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-1386882
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Embarcadero Center, 20th Floor San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. □

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): None

Securities to be registered pursuant to Section 12(g) of the Act:

Class R Units

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the class R units of VistaOne, L.P. (the “Registrant,” the “Fund,” “we,” “us,” or “our”) (such units, the “Class R Units” and together with such other classes of investor units offered by the Fund, the “Units”).

The following description is a summary of the material terms and provisions that apply to the Class R Units. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Fund’s second amended and restated limited partnership agreement, as may be further amended and restated from time to time (the “Fund LPA”), which was filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on August 13, 2025 and is incorporated by reference herein.

There is currently no market for our Units, and we do not expect that a market for our Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Units.

Under the terms of the Fund LPA, unitholders shall be entitled to the same limited liability extended to limited partners of limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq. (the “DRULPA”). Our Fund LPA provides that no unitholder shall have any personal liability whatsoever in its capacity as a limited partner, whether to the Fund, to any of the other partners therein, or to the creditors of the Fund, for the debts, liabilities, contracts or other obligations of the Fund or for any losses of the Fund. Under the Fund LPA, no unitholder (in its capacity as such) has the right or power to vote or participate in the management or affairs of the Fund, nor does any unitholder have the right or power to sign for or bind the Fund. The Fund LPA further provides that the exercise by any unitholder of any right conferred under the Fund LPA will not be construed to constitute participation by such unitholder in the control of the business of the Fund so as to make such unitholder liable as a general partner for the debts and obligations of the Fund for purposes of the DRULPA. To the fullest extent permitted by law, no unitholder owes any duty (fiduciary or otherwise) to the Fund or any other unitholder or VistaOne GP, L.P. (the “General Partner”) as a result of such unitholder’s status as a unitholder, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a unitholder provided for under the Fund LPA or in such unitholder’s subscription agreement as agreed between the Fund and such unitholder.

The Class R Units have equal rights and privileges with the other classes of Units, except that: (i) the Class R Units (including any Class R Units issued pursuant to the Fund’s distribution reinvestment plan) are not subject to certain upfront selling commissions, placement fees, subscription fees or other similar fees that may be charged by financial intermediaries through which a unitholder is placed in the Fund for certain classes of Units (“Subscription Fees”); (ii) no ongoing servicing fees are paid by the Fund to participating broker-dealers and intermediaries with respect to any Class R Units (“Servicing Fees”); (iii) the Class R Units are subject to a management fee (“Management Fee”) of 1.0% per annum of the month-end transactional net asset value of the Fund attributable to the Class R Units and (iv) under the Fund’s Unit repurchase program, the Class R Units are not subject to the early repurchase deduction that is generally applicable to requests for repurchase of Units that have not been outstanding for at least 24 months from the time of subscription.

The Class R Units do not confer the unitholders with a right to nominate, remove or participate in the appointment of directors of the Registrant.

The Fund does not currently expect to make distributions but may declare distributions in the future from time to time as authorized by the General Partner. Any distributions we may make are at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Fund’s distribution rates and payment frequency may vary from time to time. There is no assurance that we will pay distributions in any particular amount, if at all. Unitholders of record as of the record date will be eligible for distributions (if any) declared. The per Unit amount of such distributions on each class may differ if different class-specific fees and expenses are deducted from the gross distributions for each class.

For a further description of the Class R Units being registered hereby, reference is made to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 20, 2026, which is incorporated by reference herein, as such description may be updated from time to time in the Registrant’s subsequent filings with the SEC.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Second Amended and Restated Limited Partnership Agreement of VistaOne, L.P. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 13, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 1, 2026

VistaOne, L.P.

By:	/s/ David A. Breach
	Name:	David A. Breach
	Title:	Co-Chief Executive Officer